UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material under § 240.14a-12

Sensei Biotherapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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SENSEI BIOTHERAPEUTICS, INC.

451 D Street, Suite 710

Boston, Massachusetts 02210

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 10, 2022

Dear Stockholder:

The Annual Meeting of Stockholders of Sensei Biotherapeutics, Inc. (the “Company”) will be held on Friday, June 10, 2022 at 11:00 a.m. Eastern Standard Time. In light of public health concerns regarding the COVID-19 pandemic, to protect the health and safety of our stockholders and employees and facilitate stockholder participation in the Annual Meeting, the Annual Meeting will be held through a live webcast at www.proxydocs.com/SNSE. You will not be able to attend the meeting in person. The meeting will be held for the following purposes:

1.	To elect the Board’s nominees, John Celebi, Samuel Broder and William Ringo, to the Board of Directors to hold office until the 2025 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice. This year’s Annual Meeting will be held virtually through a live webcast. You will be able to attend the Annual Meeting, submit questions and vote during the live webcast by visiting www.proxydocs.com/SNSE and entering the Control Number included in your proxy card, voting instruction form, or in the instructions that you received via email. Please refer to the additional logistical details and recommendations in the accompanying proxy statement. You may log-in beginning at 10:45 a.m. Eastern Standard Time, on Friday, June 10, 2022. The record date for the Annual Meeting is April 18, 2022. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the meeting or any adjournment thereof.

By Order of the Board of Directors,

/s/ Erin Colgan
Erin Colgan
Secretary
Boston, Massachusetts
April 28, 2022

We are primarily providing access to our proxy materials over the Internet pursuant to the Securities and Exchange Commission’s notice and access rules. On or about April 28, 2022, we expect to mail to our stockholders of record as of April 18, 2022, a Notice of Internet Availability of Proxy Materials that will indicate how to access our 2022 Proxy Statement and 2021 Annual Report on the Internet and will include instructions on how you can receive a paper copy of the Annual Meeting materials, including the notice of annual meeting, proxy statement, and proxy card.

Whether or not you expect to attend the virtual Annual Meeting, please submit voting instructions for your shares promptly using the directions on your Notice, or, if you elected to receive printed proxy materials by mail, your proxy card, to vote by one of the following methods: (1) over the Internet before the Annual Meeting at www.proxypush.com/SNSE and during the Annual Meeting at www.proxydocs.com/SNSE, (2) by telephone by calling the toll-free number (866) 284-5317, or (3) if you elected to receive printed proxy materials by mail, by marking, dating, and signing your proxy card and returning it in the accompanying postage-paid envelope. Even if you have voted by proxy, you may still vote online if you attend the virtual Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote online at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

SENSEI BIOTHERAPEUTICS, INC.

451 D Street, Suite 710

Boston, Massachusetts 02210

PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 10, 2022

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because our Board of Directors is soliciting your proxy to vote at the 2022 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 28, 2022 to all stockholders of record entitled to vote at the annual meeting.

How do I attend the annual meeting?

In light of public health concerns regarding the COVID-19 pandemic, to protect the health and safety of our stockholders and employees and facilitate stockholder participation in the Annual Meeting, this year, the Annual Meeting will be held through a live webcast at www.proxydocs.com/SNSE. You will not be able to attend the annual meeting in person. If you attend the annual meeting online, you will be able to vote and submit questions, at www.proxydocs.com/SNSE.

You are entitled to attend the annual meeting if you were a stockholder as of the close of business on April 18, 2022, the record date, or hold a valid proxy for the meeting. To be admitted to the annual meeting, you will need to visit www.proxydocs.com/SNSE and enter the Control Number found next to the label “Control Number” on your, proxy card, or voting instruction form, or in the email sending you the Proxy Statement. If you are a beneficial stockholder, you should contact the bank, broker or other institution where you hold your account well in advance of the meeting if you have questions about obtaining your control number/ proxy to vote.

Whether or not you participate in the annual meeting, it is important that you vote your shares.

We encourage you to access the annual meeting before it begins. Online check-in will start approximately 15 minutes before the meeting on June 10, 2022.

What if I cannot find my Control Number?

We will have access to a list of control numbers for registered stockholders in the event of a lost number. You may also consult your Mediant Relationship Manager for assistance. Typically, “guest” access is not permitted. Please consult with your Mediant Relationship Manager if you would like to permit guest access.

If you are a beneficial owner (that is, you hold your shares in an account at a bank, broker or other holder of record), you will need to contact that bank, broker or other holder of record to obtain your Control Number prior to the annual meeting.

Will a list of record stockholders as of the record date be available?

A list of our record stockholders as of the close of business on the record date will be made available to stockholders during the meeting at www.proxydocs.com/SNSE. The stockholder list will not be posted for viewing by the general public, and will only be available to meeting attendees inside of the virtual meeting platform.

Where can we get technical assistance?

We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the virtual-only Annual Meeting platform, including any difficulties voting or submitting questions, you may call the technical support number that will be posted in your instructional email. The technical support number will not be posted publicly, it will be provided to meeting attendees via e-mail one hour prior to the meeting start time.

For the annual meeting, how do we ask questions of management and the board?

We plan to have a Q&A session at the annual meeting and will include as many stockholder questions as the allotted time permits. Stockholders may submit questions that are relevant to our business in advance of the annual meeting as well as live during the annual meeting. If you are a stockholder, you may submit a question in advance of the meeting at www/proxydocs.com/SNSE after logging in with your Control Number. Questions may be submitted during the annual meeting through the virtual annual meeting platform’s Q&A box.

We will post answers to stockholders’ questions that are relevant to our business received before and during the annual meeting on our Investor Relations website shortly after the meeting.

If I miss the annual meeting, will there be a copy posted online?

Yes, a replay of the annual meeting webcast will be available at our Investor Relations website at www.senseibio.com and remain for at least one year.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 18, 2022 will be entitled to vote at the annual meeting. On this record date, there were 30,682,813 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 18, 2022 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote virtually at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 18, 2022 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares virtually at the meeting unless you request and obtain a valid legal proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Proposal No. 1 – Election of three directors; and

•

Proposal No. 2 – Ratification of selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as independent registered public accounting firm of the Company for the year ending December 31, 2022.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all of the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the other matter to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote virtually at the Annual Meeting or vote by proxy in one of three ways: online, by telephone or using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote virtually even if you have already voted by proxy.

To vote during the annual meeting, if you are a stockholder of record as of the record date, follow the instructions provided via e-mail after registering at www.proxydocs.com/SNSE. You will need to enter the Control Number found on your Notice of Internet Availability or notice you receive or in the email sending you the Proxy Statement.

To vote prior to the annual meeting you may vote via the Internet at www.proxypush.com/SNSE; by telephone; or by completing and returning the proxy card or voting instruction form, as described below.

•	To vote online, go to www.proxypush.com/SNSE. You will be asked to provide the Company number and control number from the Notice. Your vote must be received to be counted

•	To vote over the telephone, dial toll-free (866) 284-5317. You will be asked to provide the control number from the Notice. Your vote must be received to be counted.

•

To vote by mail if you requested printed proxy materials, you can vote by promptly completing and returning your signed proxy card in the envelope provided. You should mail your signed proxy card sufficiently in advance for it to be received by June 9, 2022.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a notice containing voting instructions from that organization rather than from us. Please follow the voting instructions in the notice to ensure that your vote is counted.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 18, 2022.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone or through the internet at the annual meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal No. 1, but may vote your shares on Proposal No. 2 even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all nominees for director and “For” the ratification of Deloitte & Touche LLP as independent auditors for the year ending December 31, 2022. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies virtually, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notice to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 451 D Street, Suite 710, Boston, Massachusetts 02210.

•	You may attend the annual meeting and vote online. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 29, 2022 to our Corporate Secretary at 451 D Street, Suite 710, Boston, Massachusetts 02210. If you wish to nominate an individual for election at, or bring business other than through a stockholder proposal before, the 2022 Annual Meeting, you must deliver your notice to our Corporate Secretary at the address above between February 10, 2023 and March 12, 2023. Your notice to the Corporate Secretary must set forth information specified in our bylaws, including your name and address and the class and number of shares of our stock that you beneficially own.

If you propose to bring business before an annual meeting other than a director nomination, your notice must also include, as to each matter proposed, the following: (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting that business at the annual meeting and (2) any material interest you have in that business. If you propose to nominate an individual for election as a director, your notice must also include, as to each person you propose to nominate for election as a director, the following: (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class and number of shares of our stock that are owned of record and beneficially owned by the person, (4) the date or dates on which the shares were acquired and the investment intent of the acquisition and (5) any other information concerning the person as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated under the Exchange Act, including the person’s written consent to being named as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack of independence, of the proposed nominee.

For more information, and for more detailed requirements, please refer to our Amended and Restated Bylaws, filed as Exhibit 3.2 to our Registration Statement on Form S-3, filed with the SEC on March 15, 2022.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes, and with respect to the ratification of independent auditors, votes “For,” “Against” and abstentions. For Proposal No. 1, broker non-votes will have no effect and will not be counted toward the vote total for any of the director nominees. For Proposal No. 2, abstentions will be counted and will have the same effect as “Against” votes.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non- Votes
1	Election of Directors	Nominees receiving the most “For” votes.	No effect	No effect

2	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022	“For” votes from holders of a majority of the stock having voting power present virtually or represented by proxy at the 2022 Annual Meeting.	Against	Brokers have discretion to vote (1)

(1)

This proposal is considered a “routine” matter under NYSE rules. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under NYSE rules to vote your shares on this proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum is present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting virtually or represented by proxy. On the record date, there were 30,682,813 shares outstanding and entitled to vote. Thus, the holders of 15,341,407 shares must be present virtually or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the Annual Meeting or the holders of a majority of shares present at the Annual Meeting virtually or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes and currently has nine members. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

There are three directors in the class whose term of office expires in 2022, John Celebi, Samuel Broder and William Ringo. Each of the nominees, except for Mr. Ringo, is currently a director of the Company who was previously elected by the stockholders. Mr. Ringo was recommended to the Nominating and Corporate Governance Committee for nomination by our Chief Executive Officer. If elected at the Annual Meeting, these nominees will serve until the 2025 annual meeting and until his successor has been duly elected and qualified, or, if sooner, until his death, resignation or removal. It is the Company’s policy to invite and encourage directors and nominees for director to attend the Annual Meeting. We elected directors by written consent of our stockholders during 2021 and therefore did not hold an Annual Meeting.

Directors are elected by a plurality of the votes of the holders of shares present virtually or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any of the nominees becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee may instead be voted for the election of a substitute nominee that we propose. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any of the nominees will be unable to serve.

The Nominating and Corporate Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience and capability in various areas necessary to oversee and direct the Company’s business. To that end, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, experience, judgment, commitment, skills, diversity, expertise and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Nominating and Corporate Governance Committee to believe that nominee should continue to serve on the Board. However, each of the members of the Nominating and Corporate Governance Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.

CLASS I DIRECTOR NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2025 ANNUAL MEETING

The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee for director, as of the date of this proxy statement.

John Celebi, age 50

John Celebi has served as our President and Chief Executive Officer and a member of our board of directors since February 2018. Prior to joining us, from 2016 until February 2018, Mr. Celebi served as Chief Operating

Officer of X4 Pharmaceuticals, Inc., a clinical-stage biopharmaceutical company. Prior to X4 Pharmaceuticals, from 2011 until 2016, he served as Chief Business Officer at Igenica Biotherapeutics, Inc., an immunotherapy company. Prior to joining Igenica Biotherapeutics, Mr. Celebi served in various roles at ArQule, Inc., a biotechnology and pharmaceutical company from 2003 until 2011, including as Vice President of Business Development and New Product Planning and Alliance Management. From 1995-1998 Mr. Celebi conducted drug discovery research at Tularik, Inc. Mr. Celebi received a B.S. in Biophysics from the University of California, San Diego and an M.B.A. from Carnegie Mellon University. We believe that Mr. Celebi’s perspective and deep experience in the biotechnology industry, as well as his experience leading our company as the President and Chief Executive Officer, qualifies him to serve on our board of directors.

Samuel Broder, age 77

Samuel Broder, M.D. has served as a member of our board of directors since April 2019. Prior to his retirement, Dr. Broder was Senior Vice President from 2012 to 2016 and Head of the Health Sector from 2015 to 2016 for Intrexon Corporation, a synthetic biology company. Prior to Intrexon, he served as the Executive Vice President for Medical Affairs and Chief Medical Officer at Celera Corporation from 1998 to 2010. Prior to Celera Dr. Broder served as Senior Vice President, Research and Development and Chief Scientific Officer at IVAX Corporation from l995 to l998. Dr. Broder served as the director of the National Cancer Institute from l989 to 1995 appointed by President Ronald Reagan, where he oversaw the development of numerous anticancer therapeutic agents. Dr. Broder received a B.S. from University of Michigan and an M.D. from the University of Michigan Medical School, with post-graduate training at Stanford University in Palo Alto. We believe that Dr. Broder’s significant scientific experience with therapeutic agents qualifies him to serve on our board of directors.

William Ringo, age 76

William Ringo has served as a chairman of our board of directors since March 2022. Mr. Ringo most recently served as Interim Chief Executive Officer of Five Prime Therapeutics, Inc. (Five Prime) from September 2019 until April 2020. From 2010 until 2015, Mr. Ringo was a senior advisor with Barclays Capital, the global investment banking division of Barclays Bank PLC. From 2010 until 2015, Mr. Ringo served as a strategic advisor with Sofinnova Ventures, a life sciences-focused investment firm. Prior to his advisory roles with Barclays Capital and Sofinnova Ventures, Mr. Ringo served as Senior Vice President of Strategy and Business Development for Pfizer Inc., a biopharmaceutical company, from 2008 until his retirement in 2010. From 2004 to 2006, Mr. Ringo served as President and Chief Executive Officer of Abgenix, Inc., a biotechnology company acquired by Amgen, Inc. His experience in the global pharmaceutical sector also includes nearly 30 years with Lilly. Over the course of his career with Lilly, Mr. Ringo served in numerous executive roles, including Product Group President for oncology and critical care, President of internal medicine products, President of the infectious diseases business unit, and Vice President of sales and marketing for U.S. pharmaceuticals. He also was a member of Lilly’s operating committee. Mr. Ringo has been a director of Assembly Biosciences, Inc. since 2014 and has served as non-executive Chairman of the Board since 2015. In the last five years, Mr. Ringo was formerly a director of Five Prime, Immune Design Corp., Sangamo Biosciences, Inc., Mirati Technologies, Inc. and, prior to its being acquired by Lilly, Dermira, Inc. Mr. Ringo received a B.S. in business administration and an M.B.A. from the University of Dayton. We believe that Mr. Ringo’s significant scientific and board experience qualifies him to serve on our board of directors.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” EACH NAMED NOMINEE.

CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL THE 2023 ANNUAL MEETING

Bob Holmen, age 58

Bob Holmen has served as a member of our board of directors since January 2017. Mr. Holmen provides legal services focused on venture capital and private equity markets to investors through his boutique law firm Investor

Counsel, where he has served as a Principal since 2016. Mr. Holmen has also served as a Managing Director since 2001 and Chief Financial Officer since 2002 at Miramar Venture Partners, a venture capital firm, and as a Principal of Holmen Ventures, a strategic financial consulting firm, since 2013. Prior to Miramar, Mr. Holmen served as an Executive Officer for CoCensys, Inc., a biopharmaceutical company, and First Consulting Group, Inc., a healthcare consulting firm. Mr. Holmen received a B.S. in Electrical Engineering from Stanford University and a J.D. from University of California, Berkeley School of Law. We believe that Mr. Holmen’s education and professional background in advising companies in the biotechnology industry qualifies him to serve on our board of directors.

Deneen Vojta, age 57

Deneen Vojta, M.D. has served as a member of our board of directors since January 2021. Dr. Vojta has served in various roles at UnitedHealth Group since 2006, including most recently as the Executive Vice President for Global Research & Development since 2016. Prior to UnitedHealth, she founded Mynetico, a company focused on the childhood obesity epidemic, and served as its Chief Executive Officer from 2003 to 2006. Prior to that, she served as the Chief Medical Officer of Health Partners from 1997 to 2000 and Frankford Health System from 2000 to 2003. Dr. Vojta received a B.S. from the University of Pittsburgh and an M.D. from Temple University School of Medicine. We believe that Dr. Vojta’s significant clinical and scientific experience and experience as an executive of health benefits and management companies qualifies her to serve on our board of directors.

Kristian Humer, age 47

Kristian Humer has served as a member of our board of directors since July 2021. Mr. Humer has served as the Chief Financial Officer and Chief Business Officer of Viridian Therapeutics Inc. since July 2021. Prior to Veridian, Mr. Humer served as Managing Director of Banking, Capital Markets and Advisory for the Global Healthcare team at Citigroup Inc., from 2017 to July 2021, where he helped lead the firm’s investment banking advisory engagements for small- and mid-sized biopharma and select large cap pharmaceutical companies. He previously served in a number of roles at Citigroup Inc., including Director, Healthcare Investment Banking from 2014 to 2016, Vice President, Healthcare Investment Banking from 2011 to 2013 and Associate, Healthcare Investment Banking in 2010. Prior to joining Citigroup Inc., Mr. Humer served as Vice President and Associate in the Investment Banking Division for the Global Healthcare team at Lehman Brothers, Inc. from 2007 to 2009. Mr. Humer started his career serving positions of increasing responsibility in the investment banking and private banking divisions of UBS AG and Merrill Lynch (a Bank of America company). He received an MBA from the Fuqua School of Business at Duke University and a B.A. (Hons) in Accounting & Economics from the University of Reading, United Kingdom. We believe that Mr. Humer’s experience in the biopharmaceutical industry and his years of investment banking and leadership experience qualify him to serve on our board of directors.

CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL THE 2024 ANNUAL MEETING

James Peyer, age 35

James Peyer, Ph.D. has served as a member of our board of directors since January 2020. In September 2019, Dr. Peyer founded Cambrian Biopharma, where he serves as the Chief Executive Officer. In 2018, Dr. Peyer founded Cleara Biotech, a biopharmaceutical company, where he served as Executive Director from February 2018 to June 2019. Dr. Peyer also founded and served as Managing Partner at Apollo Health Ventures GmbH from June 2016 until March 2019. Prior to his service at Apollo Ventures, Dr. Peyer served as a consultant at McKinsey & Company from 2015 until 2016. Dr. Peyer received a B.A. in Biology from the University of Chicago and a Ph.D. in Stem Cell Biology at The University of Texas Southwestern Medical Center at Dallas. We believe that Dr. Peyer’s experience in the biopharmaceutical industry, his years of business and leadership experience and expertise qualifies him to serve on our board of directors.

Thomas Ricks, age 69

Thomas Ricks has served as a member of our board of directors since 2015. Mr. Ricks served as former Chief Investment Officer of H&S Ventures, LLC, a Forbes 150 family office, from 2001 until his retirement in 2018. Prior to his service, Mr. Ricks served as Chief Executive Officer of The University of Texas Investment Management Company from 1996 to 2001. Mr. Ricks has been a director of Ovintiv, Inc. since 2019 and currently serves as Chair of the Human Resources and Compensation Committee, and on the Corporate Responsibility and Governance Committee. He was a director of Newfield Exploration Company from 1992 to 2019 and most recently served as Chair of its Audit Committee. Mr. Ricks also served on the boards of several privately-held companies; BDM International (acquired by TRW), LifeCell Corporation, and Argus Pharmaceuticals. Mr. Ricks is a former director of the Ocean Institute, and a former member of the Investment Committees for St. David’s Foundation and the University of California – Irvine Foundation. Mr. Ricks received a B.A. in Economics from Trinity College and an M.B.A. from the University of Chicago. We believe Mr. Ricks’ extensive experience as a director of public company and private companies in the healthcare industry qualifies him to serve on our board of directors.

Jessie English, age 58

Jessie M. English, Ph.D. has served as a member of our board of directors since April 2021. Dr. English has served as the Chief Scientific Officer of Bakx Therapeutics, Inc. since November 2020. Prior to Bakx, Dr. English was the Chief Scientific officer at Tilos Therapeutics, Inc. from June 2018 to November 2019. Prior to that, she was the Vice President and Head of Discovery TIP-IO at EMD Serono, Merck KGaA from 2016 to May 2018. From 2012 to 2016, Dr. English served as the Head of Research at the Belfer Center Dana-Farber Cancer Institute, Harvard Medical School. Earlier in her career, she held various positions in the Department of Oncology Discovery at Schering-Plough Research Institute from 1998 to 2004, held various positions at Pfizer Research Technology Center from 2004 to 2008, was the Senior Director and External Discovery Oncology Lead at Merck Research Laboratories from 2008 to 2010 and was the Vice President, Kinase Biology at ArQule Inc. from 2010 to 2011. Dr. English received a B.S. in Biochemistry from Kansas State University, a Ph.D. in Neurobiology from the University of North Carolina at Chapel Hill and was a Postdoctoral Fellow at the University of Texas Southwestern Medical Center at Dallas. We believe that Dr. English’s significant scientific experience and experience as an executive of life sciences companies qualifies her to serve on our board of directors.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

Our Board of Directors has undertaken a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning such director’s background, employment and affiliations, including family relationships, our Board of Directors determined that all of our directors except for Mr. Celebi, representing eight of our nine directors, are “independent directors” as defined under current rules and regulations of the SEC and the listing standards of the Nasdaq Stock Market. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances that our Board of Directors deemed relevant in determining their independence. There are no family relationships among any of our directors or executive officers.

BOARD LEADERSHIP STRUCTURE

The Board of Directors of the Company has a Chairman, Mr. Ringo, who has authority, among other things, to call and preside over Board meetings, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chairman has substantial ability to shape the work of the Board. We believe that separation of the positions of Board Chairman and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, we believe that having a Board Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and our stockholders. As a result, we believe that having a Board Chairman can enhance the effectiveness of the Board as a whole.

BOARD DIVERSITY

Board Diversity Matrix (As of April 28, 2022)
Board size	9
Gender	Male	Female	Non-Binary	Gender Undisclosed
Number of directors based on gender identity	6	2		1
Number of directors who identify in any of the categories below
African American or Black
Alaskan Native or American Indian
Asian
Native Hawaiian or Pacific Islander
White	6	2
Two or More Races or Ethnicities
LGBTQ+
Undisclosed	1

ROLE OF THE BOARD IN RISK OVERSIGHT

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, cybersecurity and reputational. One of the key functions of our Board of Directors is informed oversight of our risk management process. Our Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various standing committees of our Board of Directors that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible. The Board Chairman coordinates between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met six times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.

As required under applicable Nasdaq listing standards, during the last fiscal year, the Company’s independent directors met four times in regularly scheduled executive sessions at which only independent directors were present.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has four committees: an Audit Committee, a Compensation Committee a Nominating and Corporate Governance Committee, and a Science and Technology Committee, which was formed in April 2022. The following table provides membership and the number of meetings for the year ended December 31, 2021 for each of the Board committees:

Name	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
John Celebi
James Peyer	X	(1)			X
Bob Holmen	X		X	*
Samuel Broder					X	*
Thomas Ricks	X	*	X
Deneen Vojta			X	(2)	X
Jessie English					X	(3)
Kristian Humer	X	(1)
Number of meetings in 2021	4		3		3

*	Committee chair.
(1)	Mr. Humer replaced Dr. Peyer as a member of the Audit Committee in July 2021.
(2)	Dr. Vojta was appointed as a member of the Compensation Committee in December 2021.
(3)	Dr. English was appointed as a member of the Nominating and Corporate Governance Committee in June 2021.

Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each current member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each current member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting, disclosure controls and procedures and financial reporting processes and audits of its financial statements. The Audit Committee is currently composed of three directors: Thomas Ricks, Kristian Humer and Bob Holmen. Thomas Ricks serves as the Chair of the Audit Committee. The Audit Committee met four times during 2021. The Board has adopted a written Audit Committee charter that is available to stockholders on our website at www.senseibio.com.

The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent, as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards. The Board of Directors has also determined that Mr. Ricks qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Ricks’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies.

The principal duties and responsibilities of our Audit Committee include:

•	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

•	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•	reviewing related party transactions;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matter;

•

reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matters;

•

reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls; and

•	reviewing and evaluating on an annual basis the performance of the Audit Committee and the Audit Committee charter.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2021 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the

Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Thomas Ricks, Chair

Kristian Humer

Bob Holmen

*

The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is composed of five directors: Messrs. Ringo, Ricks and Holmen, and Drs. Peyer and Vojta. Mr. Holmen serves as the Chair of the Compensation Committee. Each of the committee members are non-employee directors, as defined in Rule 16b-3 promulgated under the Exchange Act and are “outside directors,” as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Our Board of Directors has determined that each of the committee members are “independent” as defined under the applicable Nasdaq listing standards, including the standards specific to members of a compensation committee. The Compensation Committee met three times during 2021. The Board has adopted a written Compensation Committee charter that is available to stockholders on our website at www.senseibio.com.

The principal duties and responsibilities of our Compensation Committee include:

•	reviewing and making recommendations to the full Board of Directors regarding the type and amount of compensation to be paid or awarded to our non-employee board members;

•	setting the compensation and other terms of employment of our Chief Executive Officer and our other executive officers;

•	reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full Board of Directors regarding) our overall compensation strategy and policies;

•

reviewing and approving (or if it deems it appropriate, making recommendations to the full Board of Directors regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs; and

•	reviewing and evaluating on an annual basis the performance of the Compensation Committee and the Compensation Committee charter.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets an average of once every quarter and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with our Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. Our Compensation Committee typically reviews and discusses management’s proposed compensation with the Chief Executive Officer for all executives other than the Chief Executive Officer. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the

Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Compensation Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, independent legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence.

During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and Nasdaq described above, the Compensation Committee engaged the Human Capital Solutions (HCS) Practice of Aon Corporation (formerly named) as compensation consultants. Our Compensation Committee identified Radford based on HCS’s general reputation in the industry. The Compensation Committee requested that HCS:

•	assist in providing competitive compensation data for all of the Company’s executive positions;

•	assess the degree to which the Company’s current compensation strategy and practices aligns with market practices for all of the Company’s executive positions;

•

review all elements of pay including base salary, short-term incentives, total cash compensation, long-term incentives, pay mix, ownership levels and equity retention for all of the Company’s executive positions; and

•	propose go-forward changes relating to executive cash and equity compensation.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is composed of five directors: Mr. Ringo and Drs. Broder, Vojta, Peyer and English. Dr. Broder serves as the Chair of the Nominating and Corporate Governance Committee. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met three times during 2021. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website at www.senseibio.com.

The Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying, reviewing, evaluating and recommending candidates to serve on our Board of Directors;

•	determining the minimum qualifications for service on our board of director;

•	evaluating director performance on the board and applicable committees of the board and determining whether continued service on our board is appropriate;

•	evaluating nominations by stockholders of candidates for election to our Board of Directors;

•	considering and assessing the independence of members of our Board of Directors;

•	evaluating our set of corporate governance policies and principles and recommending to our Board of Directors any changes to such policies and principles;

•	reviewing and making recommendations to the Board of Directors with respect to management succession planning;

•	considering questions of possible conflicts of interest of directors as such questions arise; and

•	reviewing and evaluating on an annual basis the performance of the Nominating and Corporate Governance Committee and the Nominating and Corporate Governance Committee charter.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity (including gender, racial and ethnic diversity), age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

Diversity is one of a number of factors, however, that the committee takes into account in identifying nominees, and the Nominating and Corporate Governance Committee believes that it is essential that the board members represent diverse viewpoints. To accomplish the Board’s diversity objectives, the Nominating and Governance Committee may retain an executive search firm to help identify potential directors that meet these objectives.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Nominating and Corporate Governance Committee also takes into account the results of the Board’s self-evaluation, conducted annually on a group and individual basis. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Secretary, Sensei Biotherapeutics, Inc., 451 D Street, Suite 710, Boston, Massachusetts 02210, at least 90 days, but not more than 120 days, prior to the anniversary date of the mailing of our proxy statement for the preceding year’s annual meeting of stockholders. Submissions must include: (1) the name and address of the Company stockholder on whose behalf the submission is made; (2) the number of Company shares that are owned beneficially by such stockholder as of the date of the submission; (3) the full name, age, business address and residence address of the proposed candidate; (4) a description of the proposed candidate’s principal occupation or employment; (5) the class and number of shares of each class of capital stock of the corporation which are owned of record and beneficially by such proposed candidate; and (6) such additional information as is required by our bylaws. Each submission must be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Board or the director in care of Sensei Biotherapeutics, Inc., 451 D Street, Suite 710, Boston Massachusetts 02210, Attn: Secretary. Each communication must set forth the name and address of the stockholder on whose behalf the communication is sent and the number and class of shares of our stock that are owned beneficially by the stockholder as of the date of the communication.

These communications will be reviewed by our Secretary, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider communications that contain advertisements or solicitations or are unduly hostile, threatening or similarly inappropriate. All communications directed to the audit committee in accordance with our Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee.

Any interested person may communicate directly with the non-management directors. Persons interested in communicating directly with the non-management directors regarding their concerns or issues may do so by addressing correspondence to a particular director, or to the non-management directors generally, in care of Sensei Biotherapeutics, Inc., 451 D Street, Suite 710, Boston Massachusetts 02210. If no particular director is named, letters will be forwarded, depending upon the subject matter, to the chair of the Audit, Compensation, or Nominating and Corporate Governance Committee.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at www.senseibio.com. The Nominating and Corporate Governance Committee is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for executive officers and directors. If we make any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code of Conduct to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

CORPORATE GOVERNANCE GUIDELINES

In connection with our initial public offering, the Board documented the governance practices followed by the Company by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Nominating and Corporate Governance Committee regularly reviews the Corporate Governance Guidelines, seeks advice and recommendations from outside advisors, and considers corporate governance trends and best practices in our industry.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the annual meeting. Deloitte & Touche LLP has audited the Company’s financial statements since 2016. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present virtually or represented by proxy and entitled to vote on the matter at the annual meeting will be required to ratify the selection of Deloitte & Touche LLP.

FEES FOR SERVICES PROVIDED BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table represents aggregate fees for professional services rendered to the Company for the years ended December 31, 2021 and 2020 by Deloitte & Touche LLP, the Company’s independent registered public accounting firm.

	Years Ended December 31,
	2021	2020
Audit fees(1)	$617	$412
Audit-related fees(2)		1,304
Tax fees(3)	44	30
Total fees	$661	$1,746

(1)

Audit fees consists of fees billed or incurred for professional services rendered in connection with the audit of our consolidated financial statements and review of the interim condensed consolidated financial statements included in our quarterly reports.

(2)	Audit-related fees in 2020 includes fees billed or incurred for professional services rendered in connection with our initial public offering.
(3)	Tax fees includes services related to the preparation or review of the U.S. federal, state and local tax returns, and other advisory and professional services.

There were no other fees for the years ended December 31, 2021 and 2020.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent auditors, Deloitte & Touche LLP. The Audit Committee generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

All of the services of Deloitte & Touche LLP for the years ended December 31, 2021 and 2020 described above were pre-approved in accordance with the Audit Committee Pre-Approval Policy.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL NO. 2.

EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers:

Name	Position
John Celebi	President and Chief Executive Officer and Director
Erin Colgan	Chief Financial Officer
Robert Pierce	Chief Research and Development Officer

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following sets forth certain information with respect to our executive officers who are not directors:

Erin Colgan, age 41

Erin Colgan has served as our Chief Financial Officer since December 2021 and previously served as our Senior Vice President of Finance and Administration from July 2020 to December 2021. Prior to joining us, Ms. Colgan served as the Vice President of FP+A and Commercial Planning at Intarcia Therapeutics from August 2019 to June 2020. Prior to Intarcia, from August 2010 to August 2019, Ms. Colgan held various roles of increasing responsibility at Vertex Pharmaceuticals, most recently as Senior Director, FP+A and Global Revenue. Ms. Colgan began her career in public accounting at PricewaterhouseCoopers where she worked in both audit and business development. Ms. Colgan holds a B.A. in Accounting from the University of Massachusetts, Amherst.

Robert Pierce, age 58

Robert Pierce, M.D. has served as our Chief Research and Development Officer since December 2021 and previously served as our Chief Scientific Officer from March 2020 to December 2021. Prior to joining us, Dr. Pierce served as Scientific Director of the Immunopathology Lab in the Clinical Research Division of the Fred Hutchinson Cancer Research Center from 2016 until March 2020. Prior to that, Dr. Pierce served as Chief Scientific Officer of OncoSec Medical Incorporated, a biotechnology company, from 2014 until 2016. Dr. Pierce received a B.A. in Philosophy from Yale College and an M.D. from Brown University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of January 31, 2022 for:

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

The percentage ownership information shown in the table below is based upon 30,609,029 shares of common stock outstanding as of January 31, 2022.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, these rules require that we include shares of common stock issuable pursuant to the vesting of restricted stock units and the exercise of stock options that are either immediately exercisable or exercisable within 60 days of January 31, 2022. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. This table is based on information supplied by officers, directors and principal stockholders and Schedule 13D and Schedule 13G and Section 16 filings, if any, with the SEC. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for persons listed in the table is c/o Sensei Biotherapeutics, Inc., 451 D Street, Suite 710, Boston Massachusetts 02210.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% or greater stockholders:
Cambrian Biopharma Inc.(1)	5,153,824	16.8
H&S Investments I LP(2)	4,441,624	14.5
Presight Co-Invest Fund, L.P.(3)	4,185,199	13.7
Named executive officers and directors:
John Celebi(4)	430,848	1.4
Erin Colgan(5)	40,832	*
Robert Pierce(4)	134,591	*
Marie-Louise Fjaellskog	—	—
Anupama Hoey	—	—
Samuel Broder(4)	26,163	*
Jessie English(4)	5,556	*
Bob Holmen(6)	65,829	*
Kristian Humer(4)	3,704	*
James Peyer(1)	5,153,824	16.8
Thomas Ricks(7)	363,176	1.2
William Ringo	—	—
Deneen Vojta (4)	6,018	*
All current executive officers and directors as a group (11 persons)	6,230,541	19.9

*	Represents beneficial ownership of less than 1%

(1)

Consists of 5,128,286 shares of common stock and 25,538 shares issuable pursuant to stock options exercisable within 60 days following March 1, 2021 held by Cambrian Biopharma Inc. (“Cambrian”). Cambrian is a Delaware corporation and Dr. Peyer serves as Cambrian’s Chief Executive Officer. In such capacity Dr. Peyer may direct the voting and disposition of the shares held by Cambrian, subject in certain instances to the approval of Cambrian’s Board of Directors. Cambrian’s business address is 19 Morris Avenue, Brooklyn Navy Yard, Building 128, Brooklyn, New York 11025.

(2)

This information has been obtained from a Schedule 13G filed on February 14, 2022 by entities and individuals associated with H&S Investments I LP (“H&S”). Consists of 4,426,000 shares of common stock and warrants exercisable for 15,624 shares of common stock held by H&S Investments I, L.P. H&S Ventures, LLC, its general partner, and Michael Schulman, manager of H&S Ventures, may be deemed to have voting and dispositive power with respect to the shares held. The principal business address of H&S Investments I, L.P. is 2101 E Coast Highway 3rd Floor Corona Del Mar, CA 92625.

(3)

This information has been obtained from a Schedule 13G/A filed on February 10, 2022 by entities and individuals associated with Presight Sensei Co-Invest Fund, L.P. Consists of 955,738 shares of our common stock held by Presight Sensei Co-Invest Fund, L.P. (“Presight Co-Invest”), and 3,229,461 shares of our common stock held by Apeiron Investment Group, Ltd. (“Apeiron”). The general partner of Presight Co-Invest is Presight Sensei Co-Invest Management, L.L.C. (“Presight Co-Invest Management”), which is wholly owned by Apeiron. As a result, each of Apeiron and Presight Co-Invest Management may be deemed to share beneficial ownership of the securities held by Presight Co-Invest. Christian Angermayer is the majority shareholder of Apeiron and may be deemed to share beneficial ownership of the securities beneficially owned by Apeiron. The business address for (i) Presight Co-Invest and Presight Co-Invest Management is 340 South Lemon Avenue #3391 Walnut, CA 91789 and (ii) Apeiron and Christian Angermayer is Block A, Apt.12, Il-Piazzetta, Tower Road, SLM1605, Sliema, Malta.

(4)	Consists of shares issuable pursuant to stock options exercisable within 60 days following January 31, 2022.
(5)	Consists of 686 shares of common stock and 40,146 shares issuable pursuant to stock options exercisable within 60 days following January 31, 2022.
(6)	Consists of 16,666 shares of common stock and 49,163 shares issuable pursuant to stock options exercisable within 60 days following January 31, 2022.
(7)

Consists of 334,931 shares of our common stock and a warrant to purchase 1,457 shares of our common stock held by Ricks Family Trust, and 26,788 shares issuable pursuant to stock options exercisable within 60 days following January 31, 2022 held by Thomas Ricks. Thomas Ricks is a trustee of the Ricks Family Trust and accordingly may be deemed to have voting and dispositive power with respect to the shares held by Ricks Family Trust.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors and officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Directors and officers and holders of 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of our records and representations made by our directors and officers regarding their filing obligations, all Section 16(a) filing requirements were satisfied with respect to fiscal year 2021.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation earned with respect to the years ended December 31, 2021 and 2020 by our named executive officers, which include our principal executive officer, the next two most highly compensated executive officers in 2021 who were serving as executive officers as of December 31, 2018, and two former executive officers who would have been within the next two most highly compensated executive officers if they would have been serving as executive officers as of December 31, 2018.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Bonus	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
John Celebi Chief Executive Officer	2021 2020	487,068 394,625	6,116,715 1,775,500	— —	264,000 118,965	41,912 19,040	(7) (7)	6,909,695 2,308,130
Erin Colgan Chief Financial Officer(2)	2021	317,812	764,586	—	123,600	11,780	(8)	1,217,778
Robert Pierce Chief Research and Development Officer(3)	2021 2020	410,000 266,806	1,620,922 670,000	— —	167,700 102,000	62,791 32,780	(9) (10)	2,261,413 1,071,586
Anupama Hoey Former Chief Business Officer(4)	2021 2020	135,359 74,529	1,223,340 1,250,000	— 25,000(4)	— 22,118	190,352 —	(11)	1,549,051 1,371,647
Marie-Louise Fjaellskog Former Chief Medical Officer(5)	2021	345,497	1,162,168	—	—	151,987	(12)	1,659,652

1)

The amounts disclosed represent the aggregate grant date fair value of the awards granted to our named executive officers during 2020 and 2021, computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the awards are set forth in Note 9 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. This amount does not reflect the actual economic value that may be realized by the named executive officer.

2)

Ms. Colgan was not a named executive officer for the year ended December 31, 2020 and, accordingly, only her compensation for the year ended December 31, 2021 is included in the Summary Compensation Table in accordance with SEC rules.

3)	Dr. Pierce joined as our Chief Scientific Officer in March 2020.
4)	Ms. Hoey served as our Chief Business Officer from October 2020 to June 2021.
5)

Dr. Fjaellskog served as our Chief Medical Officer from June 2020 to December 2021. Dr. Fjaellskog was not a named executive officer for the year ended December 31, 2020 and, accordingly, only her compensation for the year ended December 31, 2021 is included in the Summary Compensation Table in accordance with SEC rules.

6)

Pursuant to her employment agreement, Ms. Hoey received a $25,000 signing and retention bonus upon joining our company, as further described below in “—Employment Agreements with our Named Executive Officers.”

7)	Includes 401(k) plan matching contributions, a housing allowance and a vehicle allowance.
8)	Includes 401(k) plan matching contributions.
9)	Includes 401(k) plan matching contributions, a housing allowance and reimbursement of moving expenses.
10)

Includes 401(k) plan matching contributions, a housing allowance, and a payment in connection with our acquisition of Alvaxa as further described in “Certain Relationships and Related Party Transactions—Business Combination.”

11)	Includes 401(k) plan matching contributions and $182,707 of severance payments.
12)	Includes 401(k) plan matching contributions and $140,387 of severance payments.

Outstanding Equity Awards as of December 31, 2021

The following table sets forth certain information about equity awards granted to our named executive officers that remain outstanding as of December 31, 2021:

Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
John Celebi	2/4/2021 2/15/2020 2/22/2018	— 256,380 24,999	416,666 302,995 1,667	(1) (2) (3)	19.00 3.22 122.88	2/3/2031 8/4/2030 4/1/2028
Erin Colgan	2/4/2021 8/5/2020	— 22,135	52,083 40,365	(1) (4)	19.00 3.22	2/3/2031 8/4/2030
Robert Pierce	2/4/2021 3/18/2020 1/22/2019	— 91,145 520	110,416 117,188 —	(1) (5)	19.00 3.22 122.88	2/3/2031 8/4/2030 1/21/2029
Anupama Hoey	—	—	—		—	—
Marie-Louise Fjaellskog	6/15/2020	73,784	—		3.22	8/4/2030

1)

The unvested shares underlying this option vest 25% on February 3, 2022 and thereafter in 36 equal monthly installments until February 3, 2025, subject to the officer’s continued service through each applicable vesting date, February 3, 2021.

2)	The unvested shares underlying this option vest in 26 equal monthly installments until February 15, 2024, subject to the officer’s continued service through each applicable vesting date.
3)	The unvested shares underlying this option vest in 3 equal monthly installments until March 1, 2022, subject to the officer’s continued service through each applicable vesting date.
4)	The unvested shares underlying this option vest in 31 equal monthly installments until July 13, 2024, subject to the officer’s continued service through each applicable vesting date.
5)	The unvested shares underlying this option vest in 27 equal monthly installments until March 18, 2024, subject to the officer’s continued service through each applicable vesting date.

Narrative to Summary Compensation Table

We review compensation annually for all employees, including our executive officers. In setting executive base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders, and a long-term commitment to our company. We do not target a specific competitive position or a specific mix of compensation among base salary, bonus or long-term incentives.

The Compensation Committee of our Board of Directors has historically determined our executives’ compensation. Our Compensation Committee typically reviews and discusses management’s proposed compensation with the Chief Executive Officer for all executives other than the Chief Executive Officer. Based on those discussions and its discretion, the Compensation Committee then, without members of management present, discusses and ultimately approves the compensation of our executive officers.

Annual Base Salary

We have entered into employment agreements with each of our named executive officers that establish annual base salaries, which are generally determined, approved and reviewed annually by our Compensation Committee in order to compensate our named executive officers for the satisfactory performance of duties to us. The following table presents the annual base salaries for each of our named executive officers for the years indicated. The 2021 base salaries became effective on January 1, 2021 for all of the named executive officers, and the 2022 base salaries became effective on January 1, 2022 for the continuing named executive officers.

Name	2022 Base Salary ($)	2021 Base Salary ($)
John Celebi	515,000	500,000
Erin Colgan	410,000	320,000
Robert Pierce	450,000	420,000
Anupama Hoey	N/A	365,000
Marie-Louise Fjaellskog	N/A	420,000

Annual Bonus

We seek to motivate and reward our executives for achievements relative to our corporate goals and expectations and individual performance for each fiscal year. Our named executive officers are eligible to receive annual bonuses of up to a percentage of the applicable executive’s gross base salary based on performance metrics, as determined by our board of directors. For 2021, the target bonus for each of Mr. Celebi, Ms. Colgan and Dr. Pierce was 55%, 35% and 40% of their respective base salaries. Ms. Hoey and Dr. Fjaellskog did not receive a bonus for 2021 because their employment ended during 2021. For 2022, the target bonus for each of Mr. Celebi, Ms. Colgan and Dr. Pierce is 55%, 40% and 40% of their respective base salaries.

The actual performance-based annual bonus paid, if any, has historically been calculated by multiplying the executive’s annual base salary, target bonus percentage, the percentage attainment of the corporate goals established by the Board or Compensation Committee for such year, and the percentage attainment of individual goals. However, the Compensation Committee is not required to calculate bonuses in this manner and retains discretion in the amounts it awards and the factors it takes into consideration in determining bonus amounts. After the end of the year, the Compensation Committee reviews our performance against our goals and approves the extent to which our executives achieved each of our corporate and individual goals, as applicable, and, for each named executive officer, the amount of the bonus awarded.

Our 2021 corporate goals consisted of research and development, business development and financial objectives. In early 2022, the Compensation Committee determined that the 2021 corporate goals were achieved at a 96% level. After considering the achievement of the 2021 corporate goals together with individual goals where applicable, the Committee awarded Mr. Celebi, Ms. Colgan and Dr. Pierce 96%, 110% and 100% of their target bonuses, respectively, for the year ended December 31, 2021. The actual bonus amounts paid are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

Equity-Based Incentive Awards

We believe that equity awards provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. Prior to 2022, we only used stock option grants for this purpose because we believe they are an effective means by which to align the long-term interests of our executive officers with those of our stockholders. The use of stock options also can provide tax and other advantages to our executive officers relative to other forms of equity compensation. We believe that our equity awards are an important retention tool for our executive officers, as well as for our other employees.

We award equity awards broadly to our employees, including to our non-executive employees. Grants to our executives and other employees are made at the discretion of our board of directors and Compensation Committee.

Prior to our initial public offering, all of the stock options we have granted were made pursuant to our 2018 Stock Incentive Plan (the “2018 Plan”). In the future we will grant equity incentive awards under the terms of our 2021 Equity Incentive Plan (the “2021 Plan”).

Beginning in 2022, we have introduced a mix of restricted stock units (“RSUs”) and stock options for compensating our employees. In January 2022, Mr. Celebi, Ms. Colgan and Dr. Pierce were granted annual equity grants consisting of 53,900, 21,000 and 21,000 RSUs, respectively, and stock options to purchase 161,600 shares, 62,000 shares and 62,000 shares, respectively, each effective as of February 15, 2022. The RSUs vest in four equal installments on February 15, 2023, February 15, 2024, February 15, 2025 and February 15, 2026, subject to the officer’s continuous service as of the applicable vesting date. One-fourth of the shares underlying the stock options vest on February 15, 2023, with the remainder vesting monthly over the remaining 36 months.

For additional information about equity grants made historically to our named executive officers, please see “—Outstanding Equity Awards as of December 31, 2020” above.

Nonqualified Deferred Compensation

Our named executive officers did not participate in, or earn any benefits under, a nonqualified deferred compensation plan sponsored by us during fiscal 2021.

Termination or Change in Control Benefits

Each of our named executive officers’ employment agreements entitles them to certain benefits upon a qualifying termination. For additional discussion, please see “Employment Agreements with our Named Executive Officers.”

Health and Welfare; Perquisites

All of our current named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, disability and life insurance plans, in each case on the same basis as all of our other employees. We generally do not provide perquisites or personal benefits to our named executive officers, except in limited circumstances (including Mr. Celebi’s housing and vehicle allowances and Dr. Pierce’s housing and moving allowances).

401(k) Plan

We maintain a safe harbor 401(k) plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation up to certain limits of the Code, which are updated annually. We have the ability to make matching and discretionary contributions to the 401(k) plan. Currently, make matching contributions or discretionary contributions to the 401(k) plan up to a maximum of 4% of such employee’s annual compensation. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by us when made, and contributions and earnings on those amounts are not generally taxable to the employees until withdrawn or distributed from the 401(k) plan.

Employment Agreements with our Named Executive Officers

Below are descriptions of our employment agreements with our named executive officers. The agreements generally provide for at-will employment and set forth the named executive officer’s initial base salary, eligibility for employee benefits and severance benefits upon a qualifying termination of employment. Furthermore, each of our named executive officers has executed a form of our standard proprietary information and inventions assignment agreement. The key terms of the employment agreements with our named executive officers, including potential payments upon termination or change of control, are described below.

Employment Agreements

We have entered into employment agreements with our named executive officers, which for Mr. Celebi, Dr. Pierce, Ms. Hoey and Dr. Fjaellskog, became effective upon the closing of our initial public offering. Our employment agreement with Ms. Colgan was effective on April 28, 2021 and was further amended effective January 1, 2022 in connection with Ms. Colgan’s appointment as our Chief Financial Officer. The agreements generally provide for at-will employment and set forth the named executive officer’s base salary, target bonus and eligibility for employee benefits and severance benefits upon a qualifying termination of employment. Under the agreements, Mr. Celebi’s, Dr. Pierce’s and Ms. Colgan’s annual base salaries are $500,000, $420,000 and $410,000, respectively, subject to review and revision by our board of directors. In addition, the target bonus for each of Mr. Celebi, Dr. Pierce and Ms. Colgan will be up to 55%, 40% and 40%, respectively, of their respective base salaries, subject to review and revision by our board of directors.

The employment agreements provide that, subject to certain conditions and limitations, upon the termination of the employment of an eligible executive officer without Cause or resignation for Good Reason (each, as defined in the employment agreements) not in connection with a Change in Control (as defined in the 2018 Plan):

•

Dr. Pierce and Ms. Colgan will be eligible to receive a cash severance benefit equal to nine months’ base salary; Mr. Celebi will be eligible to receive a cash severance benefit equal to 12 months’ base salary; and

•	such executive officer shall be eligible to receive COBRA premiums for the applicable length of the severance period as described above.

In addition, the employment agreements provide that, subject to certain conditions and limitations, upon the termination of the employment of an eligible executive officers without Cause or resignation for Good Reason (each, as defined in the employment agreements) within 12 months following a Change in Control:

•

Dr. Pierce and Ms. Colgan will be eligible to receive a cash severance benefit equal to 12 months’ base salary and 100% of the officer’s target bonus; Mr. Celebi will be eligible to receive a cash severance benefit equal to 18 months’ base salary and 150% of his target bonus;

•	all unvested equity awards held by such executive officer will become immediately vested and fully exercisable; and

•	such executive officer shall be eligible to receive COBRA premiums for the applicable length of the severance period as described above.

The severance benefits described above are conditioned upon the executive officer’s execution and non-revocation of a separation agreement, including a release of claims, and compliance with certain restrictive other obligations.

Severance Benefits for Ms. Hoey and Dr. Fjaellskog

In June 2021, we notified Anupama Hoey that her employment as Chief Business Officer of the Company would terminate, effective as of June 18, 2021. In accordance with her employment agreement, contingent upon Ms. Hoey’s execution of a separation agreement, including a release of claims and compliance with certain restrictive covenants, Ms. Hoey was provided severance benefits consisting of an amount equal to Ms. Hoey’s then current salary for nine months and continued COBRA premiums for nine months.

In connection with Dr. Fjaellskog cessation of service as our Chief Medical Officer, in December 2021, we entered into a Separation from Employment Letter and Separation Agreement (the “Separation Agreement”) with her. Pursuant to the Separation Agreement, we agreed to provide Dr. Fjaellskog severance benefits consisting of an amount equal to Dr. Fjaellskog’s then current salary for four months and continued COBRA premiums for six months. In addition, we agreed to extend the exercise period for Dr. Fjaellskog’s equity awards granted under our 2018 plan from 30 days to 90 days following the separation date. The Separation Agreement also included a release of claims and required Dr. Fjaellskog’s compliance with certain restrictive covenants.

Policy on Hedging and Speculative Trading

Our insider trading and window period policy prohibits directors, officers and employees from engaging in short sales, transactions in put or call options, hedging transactions, margin accounts or other inherently speculative transactions with respect to our stock at any time.

DIRECTOR COMPENSATION

The following table sets forth information regarding the compensation earned for service on our Board of Directors during the year ended December 31, 2021 by our directors who were not also our employees. John Celebi, our President and Chief Executive Officer is also a member of our Board of Directors, but did not receive any additional compensation for his service as a director. Mr. Celebi’s compensation as an executive officer is set forth above under “Executive Compensation—Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	All other Compensation ($)		Total ($)
Samuel Broder	38,939	235,422	$7,000	(5)	281,361
Jessie English(3)	28,506	177,873	—		206,379
Bob Holmen	47,542	235,422	—		282,964
Kristian Humer(4)	17,708	89,997	—		107,705
James Peyer	64,150	235,422	—		299,572
Thomas Ricks	49,806	235,422	—		285,228
Deneen Vojta	35,656	235,422	—		271,078

(1)

Amounts reported represent the aggregate grant date fair value of option awards granted to our directors during 2021, computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the awards reported in this column are set forth in the notes to our audited consolidated financial statements included elsewhere in this Proxy. This amount does not reflect the actual economic value that may be realized by the non-employee director.

(2)

As of December 31, 2021, Dr. Broder, Dr. English, Mr. Holmen, Mr. Humer, Dr. Peyer (through Cambrian), Mr. Ricks and Dr. Vojta held options to purchase 36,811, 16,667, 59,811, 16,667, 36,186, 37,436 and 16,666 shares of our common stock, respectively.

(3)	Dr. English joined our Board of Directors in April 2021.
(4)	Mr. Humer joined our Board of Directors in July 2021.
(5)	Consists of payments pursuant to a consulting arrangement that expired in connection with our initial public offering.

Non-Employee Director Compensation Policy

2021 Non-Employee Director Compensation Policy

Our board of directors adopted a non-employee director compensation policy in January 2021 that is applicable to all of our non-employee directors that became effective in connection with our initial public offering. During 2021, this compensation policy provided that each such non-employee director would receive the compensation described below for service on our board of directors:

Cash compensation. Under this policy, during 2021, we paid each of our non-employee directors cash retainers for service on our board of directors and committees of our board of directors as follows:

Annual Cash Retainer ($)
Annual retainer	35,000
Additional retainer for independent chair	30,000
Additional retainer for audit committee chair	15,000
Additional retainer for audit committee non-chair member	7,500
Additional retainer for compensation committee chair	10,000
Additional retainer for compensation committee non-chair member	5,000
Additional retainer for nominating and corporate governance committee chair	8,000
Additional retainer for nominating and corporate governance committee non-chair member	4,000

Equity compensation. In addition to cash compensation, in 2021, each non-employee director was eligible to receive options under our 2021 Plan. Any options granted under this policy has a term of ten years from the date of grant, subject to earlier termination in connection with a termination of service. Vesting schedules for equity awards will be subject to the non-employee director’s continuous service on each applicable vesting date, provided that each option will vest in full upon a change in control of the company, as defined in the 2021 Plan.

Initial award. Each new non-employee director elected or appointed to our board of directors after the effective date of the policy was granted an initial, one-time option to purchase 16,666 shares of our common stock, which vests in equal monthly installments such that the option is fully vested on the third anniversary of the grant date. On the date of the pricing of our initial public offering, each non-employee director received an option to purchase 16,666 shares of our common stock with an exercise price of $19.00 per share, which vests in equal monthly installments such that the option is fully vested on the third anniversary of the grant date.

Annual awards. On the date of each annual meeting of stockholders of our company after the effective date of the policy, each non-employee director that continues to serve on our board of directors would be granted an option to purchase 8,333 shares of our common stock, which would vest in equal monthly installments such that the option is fully vested on the first anniversary of the grant date, provided that such option will in any case become fully vested on the date of our next annual stockholder meeting.

2022 Amendments to Director Compensation Policy.

In January 2022 and April 2022, our Board of Directors adopted an amendment to our non-employee director compensation policy as described above. As amended, our current compensation policy provided that each such non-employee director will receive the compensation described below for service on our board of directors:

Cash compensation. Under this policy, we will pay each of our non-employee directors cash retainers for service on our board of directors and committees of our board of directors as follows:

Annual Cash Retainer ($)
Annual retainer	35,000
Additional retainer for independent chair	35,000
Additional retainer for audit committee chair	15,000
Additional retainer for audit committee non-chair member	7,500
Additional retainer for compensation committee chair	15,000
Additional retainer for compensation committee non-chair member	5,000
Additional retainer for nominating and corporate governance committee chair	8,000
Additional retainer for nominating and corporate governance committee non-chair member	4,000
Additional retainer for science and technology committee chair	10,000
Additional retainer for science and technology committee non-chair member	5,000

Initial equity award. Each new non-employee director elected or appointed to our board of directors will be granted (i) an initial, one-time option to purchase 29,100 shares of our common stock, which will vest in equal monthly installments such that the option is fully vested on the third anniversary of the grant date, and (ii) an initial, one time RSU award for 8,933 shares of our common stock, which will vest in equal annual installments over a three year period such that the award is fully vested on the third anniversary of the grant date. In addition, if an independent chair is elected or appointed to the Board, the independent chair will be granted an additional RSU award for 10,000 shares of our common stock, which will vest in full on the first anniversary of the date of grant.

Annual equity awards. On the date of each annual meeting of stockholders of our company, each non-employee director that continues to serve on our board of directors would be granted (i) an option to purchase 14,550 shares of our common stock, which will vest in equal monthly installments such that the option is fully vested on the first anniversary of the grant date, provided that such option will in any case become fully vested on the date of our next annual stockholder meeting, and (ii) a RSU award for 4,466 shares of our common stock, which will vest in full on the first anniversary of the date of grant.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows information regarding our equity compensation plans as of December 31, 2021.

Name	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,026,464	(1)	$10.84	2,286,335	(2)
Equity compensation plans not approved by security holders	469,266		$9.46	—
Total	3,495,730			2,286,335

(1)	Includes shares issuable upon exercise of outstanding options under our 2018 Plan and 2021 Plan.
(2)

Consists of shares available under the 2021 Plan and our 2021 Employee Stock Purchase Plan (the “ESPP”) as of December 31, 2021. On January 1 of each year, the number of shares reserved under the 2021 Plan and the ESPP is automatically increased by 4.0% and 1.0%, respectively, of the total number of shares of common stock that are outstanding at that time, or a lesser number of shares as may be determined by our Board of Directors. An additional 1,224,361 shares and 306,090 shares were added to the number of available shares under the 2021 Plan and ESPP, respectively, effective January 1, 2022.

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

We have adopted a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of our Board of Directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our Code of Conduct, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our Audit Committee, or other independent body of our Board of Directors, will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Audit Committee, or other independent body of our Board of Directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee, or other independent body of our Board of Directors, determines in the good faith exercise of its discretion.

Certain Related Party Transactions

Except as described below, there have been no transactions since January 1, 2019 to which we have been a participant in which the amount involved exceeded or will exceed $120,000 or, during such time as we qualify as a “smaller reporting company,” the lesser of (1) $120,000 or (2) 1% of the average of our total assets for the last two completed years, and in which any of our then directors, executive officers or holders of more than 5% of our common stock at the time of such transaction, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements which are described in “Executive Compensation” and “Director Compensation Table.”

Series BB Convertible Preferred Stock Financing

From December 2020 through January 2021, we issued an aggregate of 165,956,208 shares of our Series BB convertible preferred stock at a purchase price of $0.207383 per share for an aggregate gross proceeds of $34.4 million in cash. The following table summarizes purchases of convertible preferred stock by holders of more than five percent of our voting securities and their affiliated entities, our directors and our executive officers.

Name	Series BB Preferred Stock(1)
Cambrian BioPharma, Inc.	4,821,996
Entities affiliated with Future Ventures	8,679,592
Entities affiliated with Presight Capital	28,931,976
Ricks Family Trust	3,037,849

(1)	Immediately prior to the closing of our initial public offering, each share of our Series BB preferred stock converted into one share of common stock.

Series AA Convertible Preferred Stock and Warrant Financing

During 2020, we issued an aggregate of 747,683,172 shares of our Series AA convertible preferred stock to a total of 128 accredited investors at a price per share of $0.082135 per share. We received aggregate gross proceeds of $26.1 million for the sale of 317,608,273 shares of Series AA convertible preferred stock. The redemption of convertible notes resulted in the issuance of 219,764,874 shares of Series AA convertible preferred stock. In exchange for our convertible preferred stock series A through F, including cumulative and unpaid dividends, we issued 210,310,025 shares of Series AA convertible preferred stock as part of the Recapitalization. In connection with the issuance or our Series AA convertible preferred stock, (1) the principal and accrued interest under a Secured Note, the Existing Stockholder Notes and the Existing Bridge Note converted into an aggregate of 219,764,874 shares of our Series AA convertible preferred stock, (2) we issued warrants to purchase an aggregate of 1,530,737 shares of our common stock, (3) accrued and unpaid dividends payable to holders of our convertible preferred stock, and (4) immediately prior to the issuance of our Series AA convertible preferred stock, all shares of convertible preferred stock then outstanding were converted into 210,310,025 shares of our common stock. In connection with the issuance of our Series AA convertible preferred stock, certain purchasers of Series AA convertible preferred stock were entitled to convert certain shares of common stock held by such purchaser into shares of Series AA convertible preferred stock. The following table summarizes purchases of convertible preferred stock by holders of more than five percent of our voting securities and their affiliated entities, our directors and our executive officers, as well as the number of shares of common stock such persons received upon conversion of shares of our then-outstanding convertible preferred stock.

Name	Series AA Convertible Preferred Stock(1)		Shares of Common Stock
Cambrian BioPharma, Inc.	110,729,827	(2)	—
Entities affiliated with Future Ventures	66,962,926		—
H&S Investments I, L.P.	209,368,245		34,998
Entities affiliated with Presight Capital	48,974,005		—

(1)

Immediately prior to the closing of our initial public offering, each share of our Series AA convertible preferred stock converted into one share of common stock. For a description of the material rights and privileges of the convertible preferred stock, see Note 8 to our audited consolidated financial statements included elsewhere in this Form 10-K.

(2)	Includes shares acquired upon exercise of warrants in January 2021 issued in connection with the financing.

Convertible Note and Warrant Financings

Transferred Note

In March 2020, Cambrian purchased an outstanding convertible promissory note issued by us to a prior investor and, as a result, we issued a replacement convertible promissory note (the “Transferred Note”), to Cambrian in the principal amount of $1.0 million.

In November 2020, Cambrian converted the Transferred Note into 31,591,824 shares of our Series AA convertible preferred stock.

Investors’ Rights Agreement

We are party to an investors’ rights agreement (the “IRA”) with certain holders of our convertible preferred stock, including our 5% stockholders and their affiliates. The IRA provides these stockholders with certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing, and also the right to obligate us to an agreement to provide for additional rights to demand that we file a registration statement or request that their shares be covered by a registration statement that we have filed and maintain as effective. The IRA provided these stockholders with information rights, which terminated immediately before consummation of our initial public offering.

Consulting Agreement

In December 2020, we entered into a consulting agreement with Apeiron Advisory Ltd. (“Apeiron Advisory”), an affiliate of Presight Sensei Co-Invest Fund, L.P., one of the holders of more than 5% of our voting securities. Pursuant to the consulting agreement, Apeiron Advisory provided us with strategic and development-related advice in exchange for a one-time retaining fee of $1.5 million, which we paid to Apeiron Advisory in January 2021.

Business Combination

In May 2020, we entered into a Stock Purchase Agreement to purchase 100% of the shares of Alvaxa. Dr. Pierce, the Company’s Chief Scientific Officer, and his spouse together held a majority of the shares of Alvaxa. Under the Stock Purchase Agreement, we paid an aggregate of $0.2 million and issued 304,376 shares of our common stock to the shareholders of Alvaxa. Dr. Pierce and his spouse collectively received $70,336 and 169,286 shares of our common stock in connection with the acquisition.

Service Agreement with Hope Farms Research

In April 2021, we entered into a Service Agreement (the “Service Agreement”) with Hope Farms Disco Bay LLC (“Hope Farms”), pursuant to which Hope Farms provides services to us related to research activities. The Chief Executive Officer of Hope Farms, Mai Hope Le, is the wife of Dr. Pierce, our Chief Research and Development Officer, and Dr. Pierce is a co-founder and member of Hope Farms. In exchange the services provided pursuant to the Service Agreement, we paid $130,578 to Hope Farms during 2021.

Indemnification Agreements

Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provides that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws also provide our board of directors with discretion to indemnify our employees and other agents when determined appropriate by the board. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or us. Direct your written request to Sensei Biotherapeutics, Inc. , Attn: Secretary, 451 D Street, Suite 710, Boston Massachusetts 02210. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Erin Colgan

Erin Colgan

Secretary

Dated: April 28, 2022

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 is available without charge upon written request to: Corporate Secretary, Sensei Biotherapeutics, Inc., 451 D Street, Suite 710, Boston Massachusetts 02210.

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Sensei Biotherapeutics, Inc.
Annual Meeting of Stockholders
For Stockholders of record as of April 18, 2022
TIME: Friday, June 10, 2022 11:00 AM, Eastern Time
PLACE: Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/SNSE for more details.
This proxy is being solicited on behalf of the Board of Directors
The undersigned hereby appoints John Celebi and Erin Colgan (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Sensei Biotherapeutics, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.
You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.
PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Sensei Biotherapeutics, Inc.
Annual Meeting of Stockholders
Please make your marks like this:
THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1 AND 2
PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS
1. Election of Directors
FOR WITHHOLD
1.01 John Celebi FOR
1.02 Samuel Broder FOR
1.03 William Ringo FOR
FOR AGAINST ABSTAIN FOR
2. To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022.
3. To conduct any other business properly brought before the meeting.
You must register to attend the meeting online and/or participate at www.proxydocs.com/SNSE
Authorized Signatures - Must be completed for your instructions to be executed.
Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.
Signature (and Title if applicable) Date Signature (if held jointly) Date